Exhibit 8(ii)
                       MERGER AGREEMENT AND PLAN OF MERGER

         THIS MERGER AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 9th day of March, 1999 by and between Genesis Capital Corporation of Nevada, a Nevada corporation (hereinafter "The Nevada Corporation"), and Genesis Capital Corporation, a Colorado corporation ("Genesis"). The Nevada Corporation and Genesis are hereinafter sometimes referred to collectively as the "Constituent Corporations."

         WHEREAS, Genesis is a privately-held company;  and,

         WHEREAS, The Nevada Corporation is a recently formed privately-held Nevada corporation; and,

         WHEREAS, the Boards of Directors of Genesis and The Nevada Corporation have determined that it is in the best interest of the Constituent Corporations that Genesis merge with and into The Nevada Corporation, and that the shareholders of Genesis exchange their shares of the capital stock of Genesis for shares of the capital stock of The Nevada Corporation. The transaction contemplated hereby is hereinafter referred to as the "Merger"; and,

         WHEREAS, the Constituent Corporations desire to enter into and adopt this Merger Agreement for the purpose of setting forth certain terms and provisions that will govern the Merger and to consummate the Merger as a "change in domicile merger" in accordance with the provisions of Section 368 (a)(2)(F) of the Internal Revenue Code of 1986, as amended (the "Code"); and,

         WHEREAS, the principal purpose of the Merger is to effectuate a change in corporate domicile from Colorado to Nevada.

         NOW, THEREFORE, in consideration of the agreements hereinafter set forth, in accordance with the business corporation law of the State of Nevada and the State of Colorado, and for the purpose of setting forth the terms and conditions of the Merger, the mode of completing the Merger, and the manner of converting the shares of the capital stock of Genesis into shares of capital stock of The Nevada Corporation, the parties agree as follows:

1.       The Merger

         1.1 The Effective Time. The Merger shall be accomplished by filing appropriate articles of merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Colorado in a form acceptable under the business corporation laws of such States as soon as practicable after execution of this Merger Agreement. The term "Effective Time" shall mean the time at which all necessary Certificates of Merger have been issued by the Secretary of State of the State of Nevada and the Secretary of State of the State of Colorado. If one or both Secretaries of State need not issue a Certificate of Merger, the filing with and acceptance by the relevant Secretary of State shall be deemed the time of issuance of a Certificate of Merger for purposes of calculating the "Effective Time."

         1.2 Manner of Merger. At the Effective Time, Genesis shall be merged into The Nevada Corporation, which shall be the corporation that survives the Merger. The corporate existence of The Nevada Corporation with all its purposes, powers and objects shall continue unaffected and unimpaired by the Merger; and, as the corporation surviving the Merger, The Nevada Corporation shall be governed by the laws of the State of Nevada

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and shall succeed to all rights, assets, liabilities and obligations of Genesis, as provided in the business corporation laws of the State of Colorado. The separate existence and corporate organizations of The Nevada Corporation and Genesis shall cease at the Effective Time, and thereafter The Nevada Corporation shall continue as The Nevada Corporation under the laws of the State of Nevada under the new name of Genesis Capital Corporation of Nevada, a Nevada corporation. All the property, real, personal, and mixed, and all debts or other obligations due to Genesis, shall be transferred to and shall be vested in The Nevada Corporation, without further act or deed, as provided in the business corporation laws of the States of Nevada and Colorado.

         1.3  Articles of Incorporation and Bylaws of The Nevada Corporation.

(a) At the Effective Time, the Articles of Incorporation, as amended, and By-Laws of The Nevada Corporation shall become the surviving Articles and By-Laws of the Constituent Corporations.

(b) The directors and officers of Genesis as of the Effective Time shall be the directors and officers of The Nevada Corporation, until their successors shall have been elected and qualified, or as otherwise provided by the General Corporation Law of the State of Nevada and in the Bylaws of The Nevada Corporation. If at the Effective Time a vacancy exists in the Board of Directors or in any of the offices of The Nevada Corporation, such vacancy shall thereafter be filled in the manner provided in the Bylaws of The Nevada Corporation.

         1.4 Status and Conversion of Shares. The manner of converting the shares of capital stock of Genesis outstanding immediately prior to the Merger into shares of common stock of The Nevada Corporation shall be as follows:

(a) At the Effective Time, each Two Thousand (2,000) shares of the issued and outstanding $.01 par value common stock of Genesis shall, by virtue of the Merger and without any action on the part of the holder thereof, become and be converted into one (1) share of the $.001 par value common stock of The Nevada Corporation. At the Effective Time, each One
         (1) share of the issued and outstanding $.01 par value preferred stock of Genesis shall, by virtue of the Merger and without any action on the part of the holder thereof, become and be converted into One (1) share of the $.001 par value preferred stock of The Nevada Corporation.

(b) Any fractional shares of the capital stock of The Nevada Corporation resulting from conversion under this Paragraph 1.4 shall be rounded up to the next whole share of capital stock in the Nevada Corporation.

(c) Any shares of the capital stock of Genesis held in treasury as of the Effective Time shall, by virtue of the Merger and without any additional action, become and be converted into shares held in the treasury of The Nevada Corporation at the same rate of conversion stated in Paragraph 1.4(a), above.

(d) After the Effective Time, each holder of a certificate or certificates theretofore representing outstanding shares of the capital stock of Genesis may surrender such certificate or certificates to such agent or agents as shall be appointed by The Nevada Corporation (the "Exchange Agent"), and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of capital stock of The Nevada Corporation into which the shares of capital stock of Genesis theretofore represented by the certificates so surrendered have been converted, at the conversion rate stated in Paragraph 1.4(a), above.


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(e)      If any certificate evidencing shares of the capital stock of Genesis is to be issued in a name other than the name in which the certificate surrendered is registered, the certificate so surrendered shall be properly endorsed and shall otherwise be in proper form for transfer. The person requesting the transfer shall pay to the Exchange Agent any transfer or other fees or taxes required by reason of the issuance of a certificate in name other than that of the registered holder of the certificate surrendered.

(f) The Nevada Corporation may, without notice to any person, terminate all exchange agencies at any time after 120 days following the Effective Time. After such termination, all exchanges, payments and notices provided for in this Agreement to be made to or by the Exchange Agent shall be made to or by The Nevada Corporation or its agent.

(g) On or before February 10, 1999, notice of the proposed merger will be given to all shareholders of record of Genesis, and such holders of a majority of the outstanding shares of the $.01 par value common stock and $.01 par value preferred stock, representing all classes of capital stock of Genesis entitled to vote on the Merger, shall have opportunity to vote on and approve or reject the Merger. In such Notice to Shareholders, all Genesis shareholders shall be made aware of any dissenter's rights under Colorado law and, in particular, that they will have waived any dissenter's rights under the Business Corporation Act of the State of Colorado by voting in favor of such merger.

(h) The sole share of $.001 par value common stock of The Nevada Corporation owned by Global Advancements, Inc. shall be canceled as of the Effective Time and shall not thereafter be issued or outstanding.

2.       Miscellaneous

         2.1 Amendments. This Merger Agreement may be amended with the approval of the Boards of Directors of the Constituent Corporations at any time before or after the approval hereof by their respective shareholders, but after any such approval no amendment shall be made that substantially and adversely changes the terms hereof as to any party without the approval of the shareholders of such party.

         2.2 Extension; Waiver. At any time before the Effective Time, the Board of Directors of either of the Constituent Corporations may (a) extend the time for the performance of any of the obligations or other acts of another party hereto, or (b) waive compliance by another party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party.

         IN WITNESS WHEREOF, the Constituent Corporations have executed this Merger Agreement as of the day and year first above written.

"The Nevada Corporation"
Genesis Capital Corporation of Nevada,
a Nevada corporation

By:                            /s/
Name:    Reginald Davis
Title: President
"Genesis"
Genesis Capital Corporation,
a Colorado corporation

By:_______________/s/_________________
Name:  Reginald Davis
Title: President


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